EXHIBIT 8

[SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]

April 7, 2004

Global Nutrition Solutions, Inc.

c/o Cargill, Incorporated

15615 McGinty Road West

Wayzata, MN 55391

Re:	Global Nutrition Solutions, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to IMC Global, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 of Global Nutrition Solutions, Inc., a Delaware corporation (“Newco”), initially filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (together with all exhibits thereto, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 under the Securities Act of 1933, as amended (the “Act”).

Our opinion is based upon an examination of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively.

Opinions of counsel represent only counsel’s best legal judgment and are not binding on the Internal Revenue Service (the “IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the propriety of the opinion set forth herein or that such a challenge would not be successful.

Based on and subject to the foregoing, we hereby confirm to you that the statements set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Considerations,” to the extent they constitute matters of U.S. federal income tax law or summaries of legal matters or conclusions with respect thereto, have been reviewed by us and are correct in all material respects, based upon current laws and the assumptions stated or referred to therein and the limitations set forth therein.

We express no opinion other than as expressly stated above. We are furnishing this opinion to you in connection with the filing of the Registration Statement with the SEC and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to us under the headings “Questions and Answers About the Transactions,” “Summary of the Proxy Statement/Prospectus—Material U.S. Federal Income Tax Considerations,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters” therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Sidley Austin Brown & Wood LLP